Exhibit 107

Calculation of Filing Fee Table

SC TO-I

(Form Type)

GeoPark Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fee to Be Paid	U.S.$ 50,000,000.00(1)	U.S.$ 147.60 per U.S.$ 1,000,000.00	U.S.$ 7,380.00(2)
Fees Previously Paid	—		—
Total Transaction Valuation	U.S.$ 50,000,000.00
Total Fees Due for Filing			U.S.$ 7,380.00
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			U.S.$ 7,380.00

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(1)	Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the Registrant’s offer to purchase up to U.S.$50,000,000.00 in value of common shares, par value U.S.$0.001 per share.

(2)	Calculated at U.S.$147.60 per U.S.$1,000,000.00 of the transaction valuation in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for Fiscal Year 2024. The transaction valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.